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EXHIBIT 23.5

[Letterhead of Behre Dolbear]

May 14, 2012

Thomas H. Ehrlich
Vice President and CFO
Uranium Resources, Inc.
405 SH 121 Bypass, Bld. A, #110
Lewisville, TX 75067

Re: Consent of Behre Dolbear & Company (USA), Inc.

Dear Mr. Ehrlich:

As independent geological consultants, Behre Dolbear & Company (USA), Inc. hereby consents to the use of its report (and to all references to the firm, including being named as experts) in the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Uranium Resources, Inc., dated May 14, 2012.

Sincerely,

BEHRE DOLBEAR & COMPANY (USA), INC

/s/ H. John Head, PE, CEng
President & CEO
Denver, Colorado

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  EXHIBIT 23.5
[Letterhead of Behre Dolbear]
Re: Consent of Behre Dolbear & Company (USA), Inc.